Exhibit (a)(1)(P)

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
HLTH CORPORATION ANNOUNCES PRELIMINARY
RESULTS OF ITS TENDER OFFER
ELMWOOD PARK, NJ (November 26, 2008) — HLTH Corporation (Nasdaq: HLTH) announced today the preliminary results of its tender offer to purchase up to 80,000,000 shares of its common stock at a price of $8.80 per share, which expired at 5:00 p.m., New York City time on November 25, 2008. Based on the preliminary count by American Stock Transfer & Trust Company, the Depositary for the tender offer, 86,145,082 shares of common stock (including approximately 25 million shares that were tendered through notice of guaranteed delivery) were properly tendered and not properly withdrawn. In accordance with the terms of the tender offer and in compliance with Rule 13e-4(f) of the Securities Exchange Act of 1934, HLTH will purchase an additional 3,699,922 shares pursuant to the tender offer, representing approximately two percent of the number of shares of common stock currently outstanding, the maximum increase permitted without amending or extending the tender offer. Accordingly, HLTH expects to accept for purchase a total of 83,699,922 shares that were properly tendered and not properly withdrawn at a purchase price of $8.80 per share, for a total cost of approximately $736.6 million.
Since the offer was oversubscribed, the number of shares HLTH will purchase from each tendering shareholder will be pro-rated. Based upon the preliminary count, HLTH estimates that the pro-ration factor will be approximately 97.16%. The number of shares tendered and not withdrawn and the pro-ration factor are preliminary and are subject to: verification by American Stock Transfer & Trust Company; the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures); and the impact of odd-lot tenders. The actual number of shares validly tendered and not withdrawn and the pro-ration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return all other shares tendered. It is currently expected that payment of all shares purchased will be made on or about December 2, 2008.
As of November 25, 2008, HLTH had approximately 185.0 million shares of common stock issued and outstanding. As a result of the tender offer, HLTH expects to have approximately 101.3 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares.
The Dealer Manager for the tender offer is Citi. The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary is American Stock Transfer & Trust Company. For questions and information, please call the Information Agent toll free at 1-888-750-5834 or the Dealer Manager toll free at 1-877-531-8365.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF HLTH CORPORATION COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT HLTH DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT HLTH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 84% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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WebMD®, WebMD Health® and POREX® are trademarks of HLTH Corporation or its subsidiaries.

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